THIRD CENTURY BANCORP
80 East Jefferson Street
Franklin, IN  46131
Tel. 317-736-7151 Fax 317-736-4225

For Immediate Release:  Friday, August 10, 2007

Contact:	Robert D. Heuchan, President and CEO
Debra K. Harlow, Chief Financial Officer

THIRD CENTURY BANCORP RELEASES SECOND QUARTER EARNINGS

Franklin, Indiana, OTCBB “TDCB.”

Robert D. Heuchan, President and CEO of Third Century Bancorp, the holding company of Mutual Savings Bank, announced that for the quarter ended June 30, 2007, net income amounted to $73,000, or $0.05 per share, a decrease of 47.10% from the $138,000 in net income, or $0.09 per share, for the quarter ended June 30, 2006.  For the six months ended June 30, 2007, net income amounted to $113,000, or $0.08 per share, a decrease of 59.80% from $281,000, or $0.19 per share, for the six months ended June 30, 2006.

The decrease in net income for the quarter ended June 30, 2007 as compared to the quarter ended June 30, 2006 was primarily due to decreases of $34,000 or 2.88% in net interest income and $21,000 or 8.30% in other income.  General, administrative and other expenses increased $39,000 or 3.24% due to increased occupancy costs, marketing, and supplies.  During 2007, more resources were allocated to marketing efforts.  Also, our Franklin Central Branch, which opened June 1, 2006, completed its first year of operation.

Total assets increased $2.4 million at June 30, 2007 to $135.9 million from $133.5 million at December 31, 2006.  Investment securities held to maturity increased $2.6 million or 49.88%.  The increase in investments was attributable to the investment of deposits received during the six month period.

Deposits increased to $91.5 million at June 30, 2007 from $88.6 million at December 31, 2006, an increase of $2.9 million or 3.30%.  Savings, money market and NOW account balances increased to $41.9 million at June 30, 2007 which represented an increase of $1.8 million or 4.47%.  Mutual opened several money market accounts which contributed new account balances of approximately $3.5 million at June 30, 2007.

Stockholders’ equity decreased by $595,000 or 3.06% to $18.8 million at June 30, 2007 from $19.4 million at December 31, 2006.  The board of directors authorized and the Company announced the repurchase of up to 5% of its outstanding shares of common stock, or 82,656 shares, commencing November 17, 2006.  For the quarter ended June 30,

2007, the Company paid $729,000 to repurchase 61,684 shares and paid year-to-date cash dividends of $119,000.

Forward-looking statements made herein reflect management’s expectation as of the date such statements are made.  Such information is provided to assist shareholders and potential investors in understanding current and anticipated financial operations of the company and is included pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955.  The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances that arise after the date such statements are made.

Founded in 1890, Mutual Savings Bank is a full-service financial institution based in Johnson County, Indiana.  In addition to its main office at 80 East Jefferson Street, Franklin, Indiana, the bank operates branches in Franklin at 1124 North Main Street, in the Franklin United Methodist Community, in Indianapolis at 5630 South Franklin Road, as well as in Nineveh and Trafalgar, Indiana.

Selected Consolidated Financial Data
	At June 30,	At December 31,
	2007	2006
Selected Consolidated Financial Condition Data:	(In Thousands)
Assets	$135,920	$133,503
Loans receivable-net	111,268	111,938
Cash and cash equivalents	10,012	9,492
Investment securities	7,807	5,209
Deposits	91,493	88,568
FHLB advances and other borrowings	24,600	24,600
Stockholders’ equity-net	18,831	19,426

	For the Three Months Ended June 30,
	2007	2006
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$2,136	$1,939
Total interest expense	974	743
Net interest income	1,162	1,196
Provision of losses on loans	15	15
Net interest income after provision for losses on loans	1,147	1,181
Total other income	232	253
General, administrative and other expenses	1,242	1,203
Income tax expense	64	93
Net income	73	138
Earnings per share – basic	$0.05	$0.09
Earnings per share - diluted	$0.05	$0.09

Selected Financial Ratios and Other Data:
Interest rate spread during period	2.85%	3.16%
Net yield on interest-earning assets	3.51	3.84
Return on average assets	0.21	0.43
Return on average equity	1.50	2.69
Equity to assets	13.85	14.81
Average interest-earning assets to average interest-bearing liabilities	122.50	128.57
Non-performing assets to total assets	0.25	0.07
Allowance for loan losses to total loans outstanding	0.79	0.83
Net charge-offs to average total loans outstanding	0.08	0.02
General, administrative and other expense to average assets	0.90	0.93
Effective income tax rate	46.72	40.26
Dividend payout ratio [1]	n/a	2,266.67
Dividend payout ratio [2]	80.00	44.44
Number of full service offices	6	6

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1 The calculation of this ratio includes a $2.00 per share return of capital paid May 8, 2006.
2 The calculation of this ratio does not include the return of capital to shareholders.

	For the Six Months Ended June 30,
	2007	2006
	(Dollars In Thousands, Except Share Data)
Selected Consolidated Earnings Data:
Total interest income	$4,190	$3,774
Total interest expense	1,912	1,383
Net interest income	2,278	2,391
Provision of losses on loans	30	30
Net interest income after provision for losses on loans	2,248	2,361
Total other income	423	474
General, administrative and other expenses	2,455	2,370
Income tax expense	103	184
Net income	113	281
Earnings per share – basic	$0.08	$0.19
Earnings per share - diluted	$0.08	$0.19

Selected Financial Ratios and Other Data:
Interest rate spread during period	2.83%	3.21%
Net yield on interest-earning assets	3.49	3.86
Return on average assets	0.17	0.44
Return on average equity	1.16	2.61
Equity to assets	13.85	14.81
Average interest-earning assets to average interest-bearing liabilities	122.67	130.74
Non-performing assets to total assets	0.25	0.07
Allowance for loan losses to total loans outstanding	0.79	0.83
Net charge-offs to average total loans outstanding	0.08	0.02
General, administrative and other expense to average assets	1.81	1.85
Effective income tax rate	47.69	39.57
Dividend payout ratio [3]	n/a	1,094.74
Dividend payout ratio [4]	100.00	42.11
Number of full service offices	6	6

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3 The calculation of this ratio includes a $2.00 per share return of capital paid May 8, 2006.
4 The calculation of this ratio does not include the return of capital to shareholders.